UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

Science Applications International Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

808625107
(CUSIP Number)

January 14, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 808625107	SCHEDULE 13G	Page 2 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 808625107	SCHEDULE 13G	Page 3 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 808625107	SCHEDULE 13G	Page 4 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 85, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 808625107	SCHEDULE 13G	Page 5 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 808625107	SCHEDULE 13G	Page 6 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 808625107	SCHEDULE 13G	Page 7 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 808625107	SCHEDULE 13G	Page 8 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 808625107	SCHEDULE 13G	Page 9 of 17

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,032,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,032,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,032,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 808625107	SCHEDULE 13G	Page 10 of 17

Item 1.	(a)	NAME OF ISSUER

Science Applications International Corporation (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

12010 Sunset Hills Road Reston, VA 20190

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic LLC, a Delaware limited liability company (“GA LLC”);

(ii)	General Atlantic GenPar, L.P., a Delaware limited partnership (“GenPar”);

(iii)	General Atlantic Partners 85, L.P., a Delaware limited partnership (“GAP 85”);

(iv)	GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”);

(v)	GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”);

(vi)	GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”);

(vii)	GAPCO GmbH & Co KG, a German limited partnership (“KG”); and

(viii)	GAPCO Management GmbH, a German corporation (“GmbH Management”)

CUSIP No. 808625107	SCHEDULE 13G	Page 11 of 17

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal address of each of the Reporting Persons (other than KG and GmbH Management) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The principal address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(c)	CITIZENSHIP

(i)	GA LLC - Delaware

(ii)	GenPar - Delaware

(iii)	GAP 85 - Delaware

(iv)	GAPCO III - Delaware

(v)	GAPCO IV - Delaware

(vi)	GAPCO CDA - Delaware

(vii)	KG - Germany

(viii)	GmbH Management - Germany

(d)	TITLE OF CLASS OF SECURITIES

Common Stock, par value $.0001 per share (“Common Stock”).

(e)	CUSIP NUMBER

808625107

CUSIP No. 808625107	SCHEDULE 13G	Page 12 of 17

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of the date hereof, the Reporting Persons owned the following number of shares of Common Stock:

(i)	GA LLC owned of record no shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

(ii)	GenPar owned of record no shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

(iii)	GAP 85 owned of record 3,833,673 shares of Common Stock or 6.5% of the issued and outstanding shares of Common Stock.

(iv)	GAPCO III owned of record 147,205 shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

(v)	GAPCO IV owned of record 37,236 shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

(vi)	GAPCO CDA owned of record 7,554 shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

(vii)	KG owned of record 6,532 shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

(viii)	GmbH Management owned of record no shares of Common Stock or 0.0% of the issued and outstanding shares of Common Stock.

The general partner of GenPar is GA LLC.  GenPar is the general partner of GAP 85.  GA LLC is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA.  There are 29 managing directors of GA LLC (the “GA Managing Directors”).  The general partner of KG is GmbH Management, and the GA Managing Directors control the investment and voting decisions for GmbH Management.  Each of the GA Managing Directors disclaims ownership of the shares of Common Stock except to the extent he or she has a pecuniary interest therein. The name, the business address and the citizenship of each of the GA Managing Directors is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 4,032,200 shares of Common Stock.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 59,184,642 shares of Common Stock outstanding, as of January 14, 2019, as confirmed by the Company to the Reporting Persons.

CUSIP No. 808625107	SCHEDULE 13G	Page 13 of 17

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)
Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the shares of Common Stock as indicated on such Reporting Person’s cover page included herein.

(ii)
Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 4,032,200 shares of Common Stock that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. 808625107	SCHEDULE 13G	Page 14 of 17

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 808625107	SCHEDULE 13G	Page 15 of 17

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 808625107	SCHEDULE 13G	Page 16 of 17

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of January 24, 2019

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC, Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 85, L.P.

By:	General Atlantic GenPar, L.P., Its general partner

By:	General Atlantic LLC, Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. 808625107	SCHEDULE 13G	Page 17 of 17

GAP COINVESTMENTS CDA, L.P.

By: General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

SCHEDULE A

GA Managing Directors (as of the date hereof)

Name	Business Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
J. Frank Brown (Chief Operating Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Thomas J. Murphy (Chief Financial Officer)	600 Steamboat Road Greenwich, Connecticut 06830	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Chris Caulkin	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Alex Crisses	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Steven A. Denning (Chairman)	600 Steamboat Road Greenwich, Connecticut 06830	United States
Michelle Dipp	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Roni Elchahal	23 Savile Row London W1S 2ET United Kingdom	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Pamela Fang	Suite 5704 - 5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	United States
Andrew Ferrer	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Wai Hoong Fock	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Singapore

Name	Business Address	Citizenship
Aaron Goldman	23 Savile Row London W1S 2ET United Kingdom	United States
David C. Hodgson (Vice Chairman)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Christopher G. Lanning	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Peter Munzig	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Level 19, Birla Aurora Dr. Annie Besant Road Worli, Mumbai 400 030 India	United States
Joern Nikolay	Maximilianstrasse 35b 80539 Munich Germany	Germany

Name	Business Address	Citizenship
Shantanu Rastogi	Level 19, Birla Aurora Dr. Annie Besant Road Worli Mumbai 400 030 India	India
David A. Rosenstein	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Ashish Saboo
General Atlantic Singapore Fund Management Pte. Ltd. (Representative Office)
Unit # 2817, 28th Floor,
DBS Bank Tower,
Ciputra World One,
Jl Prof. Dr. Satrio Kav. 3-5,
Kel. Karet Kuningan, Kec. Setiabudi,
Jakarta Selatan 12940, Indonesia
India
Paul Stamas	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Tanzeen Syed	55 East 52nd Street 33rd Floor New York, New York 10055	United States and Bangladesh
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Chi Eric Zhang	Unit 2707 Tower S2 Bund Finance Centre No. 600 Zhongshan Dong Er Road Huangpu District Shanghai, 200010 China	Hong Kong SAR

EXHIBIT 1
to SCHEDULE 13D

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated:  January 24, 2019

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC, Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 85, L.P.

By:	General Atlantic GenPar, L.P., Its general partner

By:	General Atlantic LLC, Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By: General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director